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                        SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

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                                   SCHEDULE 14D-9

                                  AMENDMENT NO. 1

        SOLICITATION/RECOMMENDATION STATEMENT PURSUANT TO SECTION 14(d)(4)
                      OF THE SECURITIES EXCHANGE ACT OF 1934

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                             SUMMIT PETROLEUM CORPORATION
                             ----------------------------
                               (Name of Subject Company)

                             SUMMIT PETROLEUM CORPORATION
                         ------------------------------------
                         (Name of Person(s) Filing Statement)

                             COMMON STOCK, $.01 PAR VALUE
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                            (TITLE OF CLASS OF SECURITIES)

                                      866228 307
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                            (CUSIP NUMBER OF COMMON STOCK)


                            DEAS H. WARLEY III, PRESIDENT
                            SUMMIT PETROLEUM CORPORATION
                      16701 GREENSPOINT PARK DRIVE, SUITE 200
                                HOUSTON, TEXAS 77060
                                     713-873-4828

              (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO
                RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF BIDDERS)

                                       COPY:
                                 WAYNE M. WHITAKER
                         MICHENER, LARIMORE, SWINDLE, WHITAKER,
                        FLOWERS, REYNOLDS, SAWYER & CHALK, L.L.P.
                                 301 COMMERCE STREET
                               3500 CITY CENTER TOWER II
                               FORT WORTH, TEXAS 76102
                                    817-878-0530

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ITEM 9. MATERIAL TO BE FILED AS EXHIBIT.

Exhibit No.                  Description of Exhibit
- -----------  ---------------------------------------------------------------
Exhibit 1* Agreement and Plan of Merger, dated as of July 17, 1996, by and among Parent, the Purchaser and the Company.
Exhibit 2* Pages 1,2,4,5,6 and 7 of the Company's Proxy Statement dated December 19, 1995.
Exhibit 3*   Press Release issued jointly by Parent and Company, dated
             July 18, 1996.
Exhibit 4*   Letter to Stockholder of the Company, dated July 18, 1996.
Exhibit 5 Press Release by Midland Resources and MRI Acquisition Corp. announcing the extension of the tender offer until September 5, 1996.
____________________________________

* Previously filed.

                                 SIGNATURE.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

August 14, 1996                      SUMMIT PETROLEUM CORPORATION

                                     By: /s/ Deas H. Warley III
                                     Name: Deas H. Warley III
                                     Title: President

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                                  INDEX TO EXHIBITS

Exhibit No.                  Description of Exhibit               Page No.
- -----------   -------------------------------------------------   --------
Exhibit 1* Agreement and Plan of Merger, dated as of July 17, 1996, by and among Parent, the Purchaser and the Company.

Exhibit 2*    Pages 1,2,4,5,6 and 7 of the Company's Proxy
              Statement dated December 19, 1995.

Exhibit 3* Press Release issued jointly by Parent and Company, dated July 18, 1996.

Exhibit 4*    Letter to Stockholder of the Company, dated July 18,
              1996.

Exhibit 5 Press Release by Midland Resources and MRI Acquisition Corp. announcing the extension of the tender offer until September 5, 1996.
_______________________________
 * Previously filed